Exhibit 99.1

COMBINED FINANCIAL STATEMENTS

Algeco US Holdings LLC and Arrow Parent Corporation

Years Ended December 31, 2018 and 2017

With Report of Independent Registered Public Accounting Firm

Algeco US Holdings LLC and Arrow Parent Corporation

Combined Financial Statements

December 31, 2018 and 2017

Contents

Report of Independent Registered Public Accounting Firm	3

Combined Financial Statements

Combined Balance Sheets	4
Combined Statements of Comprehensive Income	5
Combined Statements of Changes in Equity	6
Combined Statements of Cash Flows	7
Notes to Combined Financial Statements	8

Report of Independent Registered Public Accounting Firm

To the Sole Member of Algeco US Holdings LLC and shareholder of Arrow Parent Corporation

Opinion on the Financial Statements

We have audited the accompanying combined balance sheet of Algeco US Holdings LLC and Arrow Parent Corporation (the Companies) as of December 31, 2018 and 2017, the related combined statements of comprehensive income, changes in equity and cash flows for the years then ended, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Companies’ at December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on the Companies’ financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Companies’ auditor since 2018.

Houston, TX

February 26, 2019

Algeco US Holdings LLC and Arrow Parent Corporation

Combined Balance Sheets

($ in thousands)

	December 31,	December 31,
	2018	2017

Assets
Current assets:
Cash and cash equivalents	$12,194	$12,533
Accounts receivable, less allowance for doubtful accounts of $39 and $137, respectively	57,106	18,090
Prepaid expenses and other assets	3,965	4,823
Notes due from affiliates	638	—
Notes due from officers	1,083	625
Total current assets	74,986	36,071

Restricted cash	257	—
Specialty rental assets, net	293,559	193,786
Other property, plant and equipment, net	18,882	5,603
Goodwill	34,180	8,065
Other intangible assets, net	127,383	38,334
Deferred tax asset	12,420	23,233
Deferred financing costs revolver, net	2,865	—
Notes due from affiliates	—	55,742
Notes due from officers	500	2,291
Total assets	$565,032	$363,125

Liabilities
Current liabilities:
Accounts payable	$21,597	$4,718
Accrued liabilities	23,300	18,779
Deferred revenue and customer deposits	17,805	20,188
Current portion of long-term debt	2,446	15,260
Notes due to affiliate	—	13,500
Total current liabilities	65,148	72,445

Other liabilities
Long-term debt	20,564	2,793
Note due to affiliates	108,047	221,000
Deferred revenue and customer deposits	19,571	37,559
Asset retirement obligation	2,610	1,903
Other non-current liabilities	101	2,521
Total liabilities	216,041	338,221

Commitments and contingencies (Note 16)
Equity:
Equity (deficit)	307,366	(12,606)
Accumulated other comprehensive loss	(2,463)	(1,622)
Accumulated earnings	44,088	39,132
Total equity	348,991	24,904
Total liabilities and equity	$565,032	$363,125

See accompanying notes to the combined financial statements.

Algeco US Holdings LLC and Arrow Parent Corporation

Combined Statements of Comprehensive Income

($ in thousands)

	For the Years Ended December 31,
	2018	2017

Revenue:
Services income	$186,865	$75,422
Specialty rental income	53,735	58,813
Total revenue	240,600	134,235
Costs:
Services	93,064	46,630
Specialty rental	10,372	10,095
Depreciation of specialty rental assets	31,610	24,464
Loss on impairment	15,320	—
Gross Profit	90,234	53,046
Selling, general and administrative	41,340	24,337
Other depreciation and amortization	7,518	5,681
Restructuring costs	8,593	2,180
Currency (gain) loss, net	149	(91)
Other income, net	(8,275)	(519)
Operating income	40,909	21,458
Interest expense (income), net	24,198	(5,107)
Income before income tax	16,711	26,565
Income tax expense	11,755	25,584
Net income	4,956	981
Other comprehensive income (loss)
Foreign currency translation	(841)	618
Comprehensive income	$4,115	$1,599

See accompanying notes to the combined financial statements.

Algeco US Holdings LLC and Arrow Parent Corporation

Combined Statements of Changes in Equity

For the Years Ended December 31, 2018 and 2017

($ in thousands)

	Equity (deficit)	Accumulated Other Comprehensive Loss	Accumulated Earnings	Total
Balances at December 31, 2016	$274,663	$(2,240)	$38,151	$310,574
Net income	—	—	981	981
Net distribution upon Restructuring	(101,047)	—	—	(101,047)
Net distribution to affiliate	(186,222)	—	—	(186,222)
Cumulative translation adjustment	—	618	—	618
Balances at December 31, 2017	$(12,606)	$(1,622)	$39,132	$24,904
Net income	—	—	4,956	4,956
Contributions	346,710	—	—	346,710
Distributions	(26,738)	—	—	(26,738)
Cumulative translation adjustment	—	(841)	—	(841)
Balances at December 31, 2018	$307,366	$(2,463)	$44,088	$348,991

See accompanying notes to the combined financial statements.

Algeco US Holdings LLC and Arrow Parent Corporation

Combined Statements of Cash Flows

($ in thousands)

	For the Years Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$4,956	$981
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31,952	25,244
Amortization of intangible assets	7,176	4,902
Loss on impairment	15,320	—
Accretion of asset retirement obligation	202	140
Amortization of deferred financing costs	608	—
Officer loan compensation expense	792	625
Gain on sale of specialty rental assets and other property, plant and equipment	—	(31)
Gain on involuntary conversion	(1,678)	—
Deferred income taxes	10,864	21,878
Provision (benefit) for loss on receivables, net of recoveries	(98)	426
Changes in operating assets and liabilities (net of business acquired)
Accounts receivable	(25,908)	(6,877)
Prepaid expenses and other assets	(361)	(2,385)
Accounts payable and other accrued liabilities	5,329	6,600
Deferred revenue and customer deposits	(20,531)	(15,288)
Other non-current assets and liabilities	(2,420)	4,559
Net cash provided by operating activities	26,203	40,774
Cash flows from investing activities:
Proceeds from sale of specialty rental assets	—	1,562
Purchase of specialty rental assets	(78,733)	(15,315)
Purchase of property, plant and equipment	(951)	(899)
Purchase of business, net of cash acquired	(200,356)	(36,538)
Repayments from (advances to) affiliates	55,645	(79,056)
Receipts of insurance proceeds	3,478	—
Net cash used in investing activities	(220,917)	(130,246)
Cash flows from financing activities:
Repayments of notes with affiliates	(256,626)	—
Proceeds from notes with affiliates	130,173	13,500
Principal payments on borrowings from ABL	(40,076)	—
Proceeds from borrowings on ABL	59,550	1,994
Contributions from affiliates	346,710	125,593
Distributions to affiliates	(26,738)	(23,561)
Cash paid for acquisition of Target	—	(5,640)
Payment of deferred financing costs	(3,473)	—
Principal payments on finance and capital lease obligations	(14,967)	(13,827)
Net cash provided by financing activities	194,553	98,059

Effect of exchange rate changes on cash and cash equivalents	(178)	136

Net (decrease) increase in cash and cash equivalents	(339)	8,723
Cash and cash equivalents - beginning of year	12,533	3,810
Cash and cash equivalents - end of year	$12,194	$12,533

Supplemental Cash Flow Information:
Cash paid for interest	$23,076	$955
Income taxes paid, net of refunds received	$—	$620

Non-cash investing and financing activity:
Non-cash distribution to affiliate - affiliate note payable incurred for Target acquisition	$—	$(221,000)
Non-cash distribution to affiliate - liability transfer from affiliate, net	$—	$(9,257)
Non-cash distribution to affiliates - forgiveness of related party receivables and payables, net	$—	$(171,747)
Non-cash change in accrued capital expenditures	$2,277	$440
Non-cash change in specialty rental assets due to effect of exchange rate changes	$(663)	$—
Non-cash consideration in purchase of business, net of cash acquired	$1,181	$—

See accompanying notes to the combined financial statements.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

1. Summary of Significant Accounting Policies

Organization and Nature of Operations

Algeco US Holdings LLC (Holdings), a limited liability company incorporated under the laws of Delaware, was formed by TDR Capital LLP (TDR) in September 2017. Holdings is directly owned by Algeco Scotsman Global S.a.r.l. (ASG) which is ultimately owned by a group of investment funds managed and controlled by TDR. During 2018, ASG assigned all of its ownership interest in Holdings to Algeco Investments B.V., an affiliate entity that is also ultimately owned by a group of investment funds managed and controlled by TDR. Holdings acts as a holding company that includes the US corporate employees of ASG and affiliates and certain related administrative costs and is the owner of Target Logistics Management, LLC (Target), its operating company. Holdings receives capital contributions, makes distributions, and maintains cash as well as other amounts owed to and from affiliated entities. Certain cost allocations are made to Holdings from its ultimate parent, related to payroll, taxes, and certain operating expenses.

Target is one of the largest suppliers of vertically integrated hospitality solutions in North America. It is organized as a single-member limited liability company incorporated under the laws of Massachusetts. Target provides specialty rental with comprehensive vertically integrated hospitality services including: catering food services, maintenance, housekeeping, grounds-keeping, on-site security, overall workforce lodge management, and laundry service. Target serves clients in oil, gas, mining, alternative energy, government and immigrations sectors principally located in the West Texas, South Texas, Oklahoma and Bakken regions, as well as various large linear-construction (pipeline and infrastructure) projects in the United States.

Arrow Parent Corporation (Arrow), incorporated under the laws of Delaware, owns 100% of Arrow Bidco LLC (Bidco). Arrow is owned by Arrow Holdings S.a.r.l. (AHS), which is ultimately owned by a group of investment funds managed and controlled by TDR. Arrow was formed in August 2018 and acts as a holding company for Bidco, which was also formed in September 2018 as a holding company. Neither Arrow or Bidco have operating activity, but receive capital contributions, make distributions, and maintain cash as well as other amounts owed to and from affiliated entities.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Bidco is incorporated under the laws of Delaware as a single member LLC, and owns 100% of RL Signor Holdings, LLC (Signor) acquired on September 7, 2018 (see Note 2).

Signor is a limited liability company formed under the laws of the State of Delaware to own, develop, manage and operate hospitality solutions located primarily throughout Texas. Through its operating subsidiaries, Signor provides comprehensive vertically integrated hospitality services consistent with those of Target.

On November 13, 2018, Holdings and Arrow entered into a Membership Purchase Agreement with Platinum Eagle Acquisition Corporation (Platinum Eagle), through its wholly-owned subsidiary, Topaz Holdings LLC, to affect a business combination. Pursuant to the agreement, all of the equity interests of Holdings and Arrow will be purchased for approximately $1.311 billion. The purchase price will be paid in shares and cash.

On December 22, 2017, in a restructuring transaction (Restructuring) amongst entities under common control of TDR and ASG, Holdings acquired 100% ownership of Target, initially acquired by another subsidiary of ASG in 2013, as its operating company. As part of the Restructuring, certain notes and intercompany accounts among Target and other ASG entities were offset and extinguished and any gain or loss on extinguishment of the notes and receivables have been recognized as contributions and distributions in equity. Further, immediately prior to the Restructuring transaction, on December 15, 2017, Target acquired all of Iron Horse Managing Services, LLC and Iron Horse Ranch Yorktown, LLC (collectively, Iron Horse), in a transaction between entities under common control of TDR. Iron Horse was initially acquired by another subsidiary of TDR on July 31, 2017 and accounted for as a business combination with the assets acquired and liabilities assumed recorded at fair value as of the date of the initial acquisition. The acquisition of Iron Horse expanded Target’s presence in the Texas Permian Basin, adding four lodges with approximately one thousand rooms in strategic locations across Texas.

As the Restructuring transaction and Target’s acquisition of Iron Horse were among entities under common control, the transactions did not result in a change in control and therefore did not meet the definition of a business combination in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. Accordingly, the net assets have been recorded at their carrying value at the date of transfer. Additionally, as these transactions occurred between entities under common control, Holdings has recorded no gain or loss in the combined financial statements. Further, as the common control transactions resulted in a change in the reporting entity, the Holdings consolidated financial statements for historical comparative periods presented have been retrospectively adjusted, as if the transactions had occurred as of the earliest period presented or the initial date at which the entities first came under common control. As such, the operating results of Target and Iron Horse are included in the operations beginning on February 15, 2013 and July 31, 2017, respectively, the date at which common control was attained.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Basis of Presentation

Due to common ownership of Holdings and Arrow by TDR as explained above, these financial statements have been combined to include the consolidated accounts of both Holdings and Arrow (the Companies). All significant intercompany accounts and transactions have been eliminated. TDR, the ultimate parent of Holdings, owns 76% percent of Holdings with the remaining 24% held through affiliated entities of TDR. TDR owns 100% of Arrow. TDR will have majority ownership of the entity created from the closing of the business combination with Platinum Eagle, discussed above.

The combined financial statements reflect the Companies historical financial position, results of operations and cash flows, in conformity with U.S. generally accepted accounting principles (U.S. GAAP). The accompanying combined financial statements were prepared from the separate records maintained by the Companies and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Companies had been operated as unaffiliated entities.

Management believes the assumptions underlying the combined financial statements, including the assumptions regarding the allocation of general corporate expenses, are reasonable. However, the allocations may not include all of the actual expenses that would have been incurred by the Companies and may not reflect its combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Companies been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Companies been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Companies might have performed directly or outsourced and strategic decisions the Companies might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. Due to the Restructuring previously discussed, there are approximately $17.3 million and $9.3 million of additional expenses related to the activity of Holdings included in the combined statements of comprehensive income for the years ended December 31, 2018 and 2017, respectively. Approximately $8.6 million and $0.5 million are reported in restructuring costs for the years ended December 31, 2018 and 2017, respectively. Approximately $8.1 million and $8.8 million of these expenses are reported in selling, general and administrative expenses for the years ended December 31, 2018 and December 31, 2017, respectively. Such selling, general and administrative expenses were offset through charges to affiliated entities in the amount of approximately $5.3 million and recognized in other income, net for the year ended December 31, 2018 as more fully discussed in Note 18. Approximately $0.6 million and $0 of these expenses are reported in other income, net for the years ended December 31, 2018 and 2017, respectively.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Earnings per share is not presented in the accompanying notes as Holdings is a single member LLC and Arrow is a wholly owned subsidiary.

The preparation of financial statements in conformity with US GAAP requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. If the underlying estimates and assumptions upon which the financial statements are based change in future periods, actual amounts may differ from those included in the accompanying combined financial statements.

Cash and Cash Equivalents

The Companies consider all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. Included in restricted cash are irrevocable standby letters of credit that represent collateral for site improvements.

Receivables and Allowances for Doubtful Accounts

Receivables primarily consist of amounts due from customers from the delivery of specialty rental services. The trade accounts receivable is recorded net of an allowance for doubtful accounts. The allowance for doubtful accounts is based upon the amount of losses expected to be incurred in the collection of these accounts. The estimated losses are based upon a review of outstanding receivables, including specific accounts and the related aging, and on historical collection experience. Specific accounts are written off against the allowance when management determines the account is uncollectible. Activity in the allowance for doubtful accounts was as follows:

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

	Year Ended December 31,
	2018	2017
Balance at Beginning of Year	$137	$781
Net charges to bad debt expense	464	426
Recoveries	(562)	—
Write-offs	—	(1,070)
Balance at End of Year	$39	$137

Prepaid Expenses and Other Assets

Prepaid expenses of approximately $3.0 million and $2.0 million at December 31, 2018 and 2017, respectively, primarily consist of insurance, taxes, rent, and permits.  Prepaid insurance, taxes, rent, and permits are amortized over the related term of the respective agreements.  Other assets of approximately $1.0 million and $2.8 million at December 31, 2018 and 2017, respectively, primarily consist of $0 and $1.8 million of insurance proceeds receivable (see Note 15), $0 and $0.5 million of affiliate note interest receivable (see Note 8), and $0.9 million and $0.5 million of hospitality inventory.  Inventory, primarily consisting of food and beverages, is accounted for by the first-in, first-out method and is stated at the lower of cost and net realizable value.

Concentrations of Credit Risk

In the normal course of business, the Companies grant credit to its customers based on credit evaluations of their financial condition and generally requires no collateral or other security. Major customers are defined as those individually comprising more than 10.0% of the Companies’ revenues or accounts receivable. The Companies had one customer representing 27.4% of total revenue for the year ended December 31, 2018. The largest customer accounts for 9.4% of accounts receivable while two other customers account for 24.5% and 17.3% of accounts receivable, respectively, at December 31, 2018.

For the year ended December 31, 2017, Holdings had two customers representing 50.5% and 11.8%, respectively, of total revenues. The largest customer accounts for 26.6% of accounts receivable, with no other customer making up more than 10% of receivables at December 31, 2017.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Major suppliers are defined as those individually comprising more than 10.0% of the annual goods purchased. For the year ended December 31, 2018 and 2017, the Companies had no major suppliers comprising more than 10.0% of total purchases.

The Companies provide services almost entirely to customers in the governmental and oil and gas industries and as such, are almost entirely dependent upon the continued activity of such customers.

Specialty Rental Assets

Specialty rental assets (units, site work and furniture and fixtures comprising lodges) are measured at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Costs of improvements and betterments to units are capitalized when such costs extend the useful life of the unit or increase the rental value of the unit. Costs incurred for units to meet a particular customer specification are capitalized and depreciated over the lease term. Maintenance and repair costs are expensed as incurred.

Depreciation is generally computed using the straight-line method over estimated useful lives and considering the residual value of those assets. The estimated useful life of modular units is 15 years. The estimated useful life of site work (above ground and below ground infrastructure) is 5 years. The estimated useful life of furniture and fixtures is 7 years. Depreciation methods, useful lives and residual values are adjusted prospectively, if a revision is determined to be appropriate.

Other Property, Plant, and Equipment

Other property, plant, and equipment is stated at cost, net of accumulated depreciation and impairment losses. Assets leased under capital leases are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Companies will obtain ownership by the end of the lease term. Land is not depreciated. Maintenance and repair costs are expensed as incurred.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Depreciation is generally computed using the straight-line method over estimated useful lives, as follows:

Depreciable Lives (in years)
Buildings	5-15 years
Machinery and equipment	3-5 years
Furniture and fixtures	7 years
Software	3 years

Depreciation methods, useful lives and residual values are reviewed and adjusted prospectively, if appropriate.

Business Combinations

Except as it relates to common control transactions as described in Note 1, business combinations are accounted for using the acquisition method. Consideration transferred for acquisitions is measured at fair value at the acquisition date and includes assets transferred, liabilities assumed and equity issued. Acquisition costs incurred are expensed and included in selling, general and administrative expenses. When the Companies acquire a business, the financial assets and liabilities assumed are assessed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions at the acquisition date.

Any contingent consideration transferred by the acquirer is recognized at fair value at the acquisition date. Any subsequent changes to the fair value of contingent consideration are recognized in profit or loss. If the contingent consideration is classified as equity, it is not re-measured and subsequent settlement is accounted for within equity.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Goodwill

The Companies evaluate goodwill for impairment at least annually at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the Companies’ reporting units that are expected to benefit from the combination. The Companies evaluate changes in its reporting structure to assess whether that change impacts the composition of one or more of its reporting units. If the composition of the Companies’ reporting units changes, goodwill is reassigned between reporting units using the relative fair value allocation approach.

The Companies perform the annual impairment test of goodwill at October 1. In addition, the Companies perform impairment tests during any reporting period in which events or changes in circumstances indicate that impairment may have occurred. In assessing the fair value of the reporting units, the Companies consider the market approach, the income approach, or a combination of both. Under the market approach, the fair value of the reporting unit is based on quoted market prices of companies comparable to the reporting unit being valued. Under the income approach, the fair value of the reporting unit is based on the present value of estimated cash flows. The income approach is dependent on several significant management assumptions, including estimated future revenue growth rates, gross margin on sales, operating margins, capital expenditures, tax rates and discount rates.

If the carrying amount of the reporting unit exceeds the calculated fair value, a loss on impairment is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Additionally, the Companies consider the income tax effect from any tax-deductible goodwill on the carrying amount of the reporting unit, if applicable, when measuring the goodwill impairment charge.

Intangible Assets Other Than Goodwill

Intangible assets that are acquired by the Companies and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually. The Companies’ indefinite-lived intangible assets consist of trade names. The Companies calculate fair value by comparing a relief-from-royalty method to the carrying amount of the indefinite-lived intangible asset. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. A loss on impairment would be recorded to the extent the carrying value of the indefinite-lived intangible asset exceeds the fair value.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Other intangible assets that have finite useful lives are measured at cost less accumulated amortization and impairment losses, if any. Subsequent expenditures for intangible assets are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. Amortization is recognized in profit or loss on an accelerated basis or a straight-line basis over the estimated useful lives of intangible assets. The Companies have customer relationship assets with lives ranging from 5 to 9 years and a non-compete agreement with a useful life of 5 years. Amortization of intangible assets is included in other depreciation and amortization on the combined statements of comprehensive income.

Impairment of Long-Lived and Amortizable Intangible Assets

Fixed assets including rental equipment and other property, plant and equipment and amortizable intangible assets are reviewed for impairment as events or changes in circumstances occur indicating that the carrying value of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future undiscounted cash flows, without interest charges, expected to be generated by the asset group. If future undiscounted cash flows, without interest charges, exceed the carrying amount of an asset, no impairment is recognized. If management determines that the carrying value cannot be recovered based on estimated future undiscounted cash flows, without interest charges, over the shorter of the asset’s estimated useful life or the expected holding period, an impairment loss would be recorded based on the estimated fair value of the asset. As discussed in Note 5, an impairment loss has been recognized during 2018.

Assets Held for Sale

Management considers an asset to be held for sale when management approves and commits to a formal plan to actively market the asset for sale and it is probable that the sale will be completed within twelve months. A sale may be considered probable when a signed sales contract and significant non-refundable deposit or contract break-up fee exist. Upon designation as held for sale, management records the carrying value of the asset at the lower of its carrying value or its estimated fair value, less estimated costs to sell, and management stops recording depreciation expense. As of December 31, 2018, no assets were considered held for sale.

Deferred Financing Costs Revolver, net

Deferred financing costs revolver are associated with the refinancing of the ABL revolver facility, as discussed in Note 9, during February 2018.  Such costs are amortized over the contractual term of the line-of-credit through the initial maturity date using the straight-line method.  Amortization of deferred financing costs revolver was $0.6 million and $0 for the years ended December 31, 2018 and 2017, respectively, and is included in interest expense (income), net in the combined statements of comprehensive income.  Accumulated amortization of deferred financing costs revolver was $0.6 million and $0 for the years ended December 31, 2018 and 2017, respectively.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Asset Retirement Obligations

The Companies recognize asset retirement obligations (AROs) related to legal obligations associated with the operation of the Companies’ specialty rental assets. The fair values of these AROs are recorded on a discounted basis, at the time the obligation is incurred and accreted over time for the change in present value over the estimated useful lives of the underlying assets. The Companies capitalize asset retirement costs by increasing the carrying amount of the related long-lived assets and depreciating these costs over the remaining useful life. The carrying amount of AROs included in the combined balance sheets were $2.6 million and $1.9 million as of December 31, 2018 and 2017, respectively, which represents the present value of the estimated future cost of these AROs of approximately $3.3 million.  Accretion expense of approximately $0.2 million and $0.1 million was recognized in specialty rental costs in the accompanying combined statements of comprehensive income for the years ended December 31, 2018 and 2017, respectively.

Foreign Currency Transactions and Translation

The Companies’ reporting currency is the US Dollar (USD). Exchange rate adjustments resulting from foreign currency transactions are recognized in profit or loss, whereas effects resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income, a component of equity.

The assets and liabilities of subsidiaries whose functional currency is different from the USD are translated into USD at exchange rates at the reporting date and revenue and expenses are translated using average exchange rates for the respective period.

Foreign exchange gains and losses arising from a receivable or payable to a combined Companies’ entity, the settlement of which is neither planned nor anticipated in the foreseeable future, are considered to form part of a net investment in the Companies’ entity and are included within accumulated other comprehensive loss.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Revenue Recognition

The Companies derive revenue from specialty rental with vertically integrated hospitality services, specifically lodging and related ancillary services. Revenue is recognized in the period in which lodging and services are provided pursuant to the terms of contractual relationships with the customers. In some contracts, rates may vary over the contract term. In these cases, revenue is generally deferred and recognized on a straight-line basis over the contract term. Certain arrangements contain a lease of lodging facilities to customers. The leases are accounted for as an operating lease under the authoritative guidance for leases and are recognized as income using the straight-line method over the term of the lease agreement. When the Companies enter into arrangements with multiple deliverables, arrangement consideration is allocated between the deliverables based on the relative estimated selling price of each deliverable. The estimated price of lodging and services deliverables is based on the prices of lodging and services when sold separately, or based upon the best estimate of selling price.

When lodging and services are billed and collected in advance, recognition of revenue is deferred until services are rendered. Certain arrangements allow customers the ability to use paid but unused lodging and services for a specified period beyond the expiration of the contract. The Companies recognize revenue for these paid but unused lodging and services as they are used, as it becomes probable the lodging and services will not be used, or upon expiration of the specified term.

Cost of services includes labor, food, utilities, supplies, rent and other direct costs associated with operating the lodging units. Cost of rental includes leasing costs and other direct costs of maintaining the lodging units. Incremental direct costs of acquiring contracts includes sales commissions which are expensed as incurred and reflected in selling, general and administrative expenses in the combined statements of comprehensive income.

The Companies also originated a contract in 2013 with TransCanada Pipelines (TCPL) to construct, deliver, cater and manage all accommodations and hospitality services in conjunction with the planned construction of the Keystone XL pipeline project. During the construction phase of the contract, the Companies recognize revenue as costs are incurred in connection with the project. The revenue recognized includes a margin mark-up on costs incurred as allowable under the contract terms. Revenues associated with this contract are reflected as services income in the combined statements of comprehensive income and amounted to approximately $23 million and $0 million of services income for the years ended December 31, 2018 and 2017, respectively.

Additionally, the Companies collects sales, use, occupancy and similar taxes, which the Companies present on a net basis (excluded from revenues) in the combined statements of comprehensive income.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Income Taxes

The Companies’ operations are subject to U.S. federal, state and local, and foreign income taxes. The Companies account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Companies record net deferred tax assets to the extent that it is more likely than not that these assets will be realized. In making such determination, the Companies consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized. When a valuation allowance is established or there is an increase in an allowance in a reporting period, tax expense is generally recorded in the Companies’ combined statements of comprehensive income. Conversely, to the extent circumstances indicate that a valuation allowance is no longer necessary, that portion of the valuation allowance is reversed, which generally reduces the Companies’ income tax expense.

Prior to the Restructuring, the operations of Target were included in the U.S. tax return of its historical parent, Williams Scotsman International, Inc., along with certain state and local and foreign income tax returns. In preparing the combined financial statements for the period prior to the Restructuring, the provision for income taxes was calculated using the “separate return” method. Under this method, Target assumed a separate return would be filed with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from its parent as applicable. Target’s current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. Target provides deferred taxes on temporary differences and on any carryforwards that it could claim on a hypothetical return and the need for a valuation allowance is assessed on the basis of its projected separate return results.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

In accordance with applicable authoritative guidance, the Companies account for uncertain income tax positions using a benefit recognition model with a two-step approach; a more-likely-than-not recognition criterion; and a measurement approach that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. If it is not more-likely-than-not that the benefit of the tax position will be sustained on its technical merits, no benefit is recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. The Companies classify interest and penalties related to on uncertain tax positions within income tax expense. At December 31, 2018 and 2017, the Companies had no unrecognized tax benefits.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Act”). The Act makes broad and complex changes to the U.S. tax code, including, but not limited to: (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; (2) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries; (3) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries; (4) requiring a tax on global intangible low-taxed income (GILTI) which is a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations; (5) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; (6) creating the base erosion anti-abuse tax (BEAT), a new minimum tax; (7) creating a new limitation on deductible interest expense; and (8) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017.

During December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118) which provides guidance on accounting for the Act’s impact. SAB 118 provides a measurement period, which in no case should extend beyond one year from the Act enactment date, during which a company acting in good faith may complete the accounting for the impacts of the Act under Accounting Standards Codification (ASC) Topic 740.

Per SAB 118, the Companies must reflect the income tax effects of the Act in the reporting period in which the accounting under ASC Topic 740 is complete. To the extent the Companies’ accounting for certain income tax effects of the Act is incomplete, it can determine a reasonable estimate for those effects and record a provisional estimate in the financial statements in the first reporting period in which a reasonable estimate can be determined. If the Companies cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 based on the provisions of the tax laws that were in effect immediately prior to the Act being enacted. If the Companies are unable to provide a reasonable estimate of the impacts of the Act in a reporting period, a provisional amount must be recorded in the first reporting period in which a reasonable estimate can be determined.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

As of and for the year ended December 31, 2017, the Companies, which consisted of Target operations, completed their accounting for the income tax effects of the Act. The Companies have not recorded a liability for the one-time transition tax on certain unrepatriated earnings of foreign subsidiaries imposed under the Act due to negative earnings and profit historically deemed repatriation transition tax. The Companies also remeasured their deferred tax asset and liabilities to reflect the reduction of the U.S. federal corporate tax rate from 35 percent to 21 percent and, consequently, recorded a decrease related to net deferred tax assets of $12.1 million with a corresponding increase to deferred income tax expense for the year ended December 31, 2017.

Fair Value Measurements

The Companies maximize the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The inputs are prioritized into three levels that may be used to measure fair value:

Level 1: Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.

Level 2: Inputs that reflect quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date.

Recently Issued Accounting Standards

The Companies meet the definition of as an emerging growth company (EGC) as defined under the Jumpstart Our Business Startups Act (the JOBS Act). Using exemptions provided under the JOBS Act provided to EGCs, the Companies have elected to defer compliance with new or revised financial accounting standards until a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such standards. As such, compliance dates included below pertain to non-issuers, and as permitted, early adoption dates are indicated.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which prescribes a single comprehensive model for entities to use in the accounting for revenue arising from contracts with customers. The new guidance will supersede virtually all existing revenue guidance under US GAAP. The new standard becomes effective for the Companies’ year ended December 31, 2019 and interim periods thereafter. Topic 606 allows either full or modified retrospective transition, and the Companies currently plan to use the modified retrospective method of adoption. This approach consists of recognizing the cumulative effect of initially applying the standard as an adjustment to opening retained earnings. As part of the modified retrospective approach in the year of adoption, the Companies will present the comparative periods under legacy GAAP and disclose the amount by which each financial statement line item was affected as a result of applying the new standard and an explanation of significant changes. The core principle contemplated by this new standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount reflecting the consideration to which the entity expects to be entitled in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. In April and May 2016, the FASB also issued clarifying updates to the new standard specifically to address certain core principles including the identification of performance obligations, licensing guidance, the assessment of the collectability criterion, the presentation of taxes collected from customers, non-cash considerations, contract modifications and completed contracts at transition. The Companies are currently evaluating the impact that the updated guidance will have on the Companies’ financial statements and related disclosures. As part of the evaluation process, the Companies are holding regular meetings with key stakeholders from across the organization to discuss the impact of the standard on its existing contracts. The Companies are utilizing a bottom-up approach to analyze the impact of the standard on its portfolio of contracts by reviewing the Companies’ current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to the Companies’ existing revenue contracts.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance revises existing practice related to accounting for leases under ASC Topic 840 Leases (ASC 840) for both lessees and lessors. The new guidance requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). While the new standard maintains similar accounting for lessors as under ASC 840, the new standard reflects updates to, among other things, align with certain changes to the lessee model. The new standard will be effective for the Companies during the year ended December 31, 2020 and interim periods thereafter. Topic 842 allows an entity to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach or to adopt under the new optional transition method that allows an entity to recognize a cumulative-effect adjustment to the opening balance of retained earnings as of the adoption date. The Companies are currently evaluating the impact of the pronouncement on its combined financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (ASU 2016-13). This new standard change how companies will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. ASU 2016-13 is effective for financial statements issued for reporting periods beginning after December 15, 2019 and interim periods within the reporting periods.  The Companies are currently evaluating the impact of this new standard on its combined financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-entity Transfers of Assets other than Inventory. This guidance requires an entity to recognize the income tax consequences of intra-entity sale or transfers of assets, other than inventory, at the time of transfer. The new standard requires companies to recognize the income tax effects of intercompany sales or transfers of assets, other than inventory, in the income statement as income tax expense (or benefit) in the period the sale or transfer occurs. The exception to recognizing the income tax effects of intercompany sales or transfers of assets remains in place for intercompany inventory sales and transfers. The new standard will be effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted for all entities as long as entities adopt at the beginning of an annual reporting period. The Companies do not believe the pronouncement will have a material impact on its combined financial statements.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

On November 17, 2016, the FASB issued ASU No. 2016-18, Statement of cash flows (Topic 230): Restricted cash. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. This Update addresses stakeholder concerns around the diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The provisions of ASU No. 2016-18 are effective for fiscal years beginning after December 15, 2018, and interim periods with fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. The amendments in this Update should be applied retrospectively. The Companies do not plan to early adopt. The Companies do not expect the adoption of this guidance to have a material impact on the combined financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, to address a specific consequence of new legislation by allowing a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Act’s reduction of the US federal corporate income tax rate. The ASU is effective for all entities for fiscal years beginning after December 15, 2018, with early adoption permitted, and is to be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the US federal corporate income tax rate in the Tax Act is recognized. The Companies plan to adopt the standard on January 1, 2019 and do not anticipate a material impact upon adoption.

2. Acquisitions

Acquisition of Signor

As previously described in Note 1, on September 7, 2018, Bidco purchased 100% of the Membership Interests of Signor. Bidco acquired Signor for an aggregate purchase price of $201.5 million excluding $15.5 million of cash and cash equivalents and restricted cash acquired. Included in the purchase price was $1.2 million of amounts owed to the sellers as a result of a subsequent working capital true-up adjustment as discussed in Note 20 and recognized in accrued liabilities, with a corresponding increase to goodwill, as of December 31, 2018 in the accompanying combined balance sheets. The amount of the purchase price in excess of the fair value of the net assets acquired was recorded as goodwill.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

The following table summarizes the preliminary allocation of the total purchase price to the net assets acquired and liabilities assumed at the date of acquisition by Bidco at estimated fair value:

Cash, cash equivalents and restricted cash	$15,536
Accounts receivable	13,008
Property and equipment	79,026
Other current assets	581
Goodwill	26,115
Customer relationships	96,225
Total assets acquired	230,491

Accounts payable	(3,678)
Accrued expenses	(9,051)
Capital lease liability and note payable	(490)
Unearned revenue	(201)
Total liabilities assumed	(13,420)
Net assets acquired	$217,071

The aggregate fair value of the acquired accounts receivable approximated the aggregate gross contractual amount. The contractual cash flows not expected to be collected at the acquisition date amounted to approximately $740.

Intangible assets related to customer relationships represent the aggregate value of those relationships from existing contracts and future operations on a look-through basis, considering the end customers of Signor. The intangible assets received by Bidco will be amortized on a straight-line basis over an estimated useful life of nine years from the date of the business combination.

The purchase price allocation performed resulted in the recognition of approximately $26.1 million of goodwill. The goodwill recognized is attributable to expected revenue synergies generated by the expansion of territory of workforce housing, and costs synergies resulting from the consolidation or elimination of certain functions. All of the goodwill is expected to be deductible for income tax purposes.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Upon finalization of the fair value allocations and useful lives, the amortization impact, if any, is not expected to be material. Acquisition-related costs incurred by Bidco in the amount of $5.2 million are included in the selling, general and administrative expenses line in the accompanying combined statement of comprehensive income for the year ended December 31, 2018.

Arrow has included the results of operations and cash flows of Signor from the date of acquisition.

Signor added $30.1 million and $12.5 million to our revenue and income before income taxes, respectively, for 2018.

The following unaudited pro forma information presents combined financial information as if Signor had been acquired as of January 1, 2017:

Period	Revenue	Income before taxes
2018 pro forma from January 1, 2018 to December 31, 2018 (Unaudited)	$301,842	$41,175
2017 pro forma from January 1, 2017 to December 31, 2017 (Unaudited)	$172,972	$22,097

These pro forma amounts have been calculated after applying the Companies’ accounting policies and adjusting the results of Signor to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments to property and equipment, and intangible assets had been applied from January 1, 2017.

2018 supplemental pro forma income before taxes was adjusted to exclude $5.2 million of acquisition-related costs incurred in 2018. 2017 supplemental proforma income before taxes were adjusted to include these charges.

Acquisition of Iron Horse

As further described in Note 1, on December 15, 2017, Target purchased 100% of the Membership Interests of Iron Horse in a transaction under common control (initially acquired by a TDR affiliate on July 31, 2017). Target acquired Iron Horse for an aggregate purchase price of $37.1 million and recorded the excess of the purchase price over the carrying amount of the net assets acquired as a dividend, amounting to $0.1 million. The following table summarizes the carrying amount of the assets acquired and liabilities assumed at the date of acquisition by Target on December 15, 2017:

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Cash	$616
Other Assets	36
Property, plant and equipment	14,720
Goodwill	8,065
Intangible assets	14,015
Total Assets	37,452

Other liabilities	(376)
Dividend	78
Total Consideration	$37,154

Intangible assets related to customer relationships represent the aggregate value of those relationships from existing contracts and future operations on a look-through basis, considering the end customers of Iron Horse. The intangible assets received by Target will be amortized on a straight-line basis over an estimated useful life of nine years from the date of the business combination. The useful life is based on a period of expected future cash flow used to measure the fair value of the intangible assets.

The purchase price allocation performed by the TDR affiliate at July 31, 2017, the acquisition date, resulted in the recognition of approximately $8.1 million of goodwill. The goodwill recognized is attributable to expected revenue synergies generated by the expansion of territory of workforce housing, and costs synergies resulting from the consolidation or elimination of certain functions. The goodwill is expected to be deductible for income tax purposes.

The Companies have included the results of operations and cash flows of Iron Horse from the date of acquisition by the TDR affiliate as common control existed as of the business combination date. The effects of intra-entity transactions on current assets, current liabilities, revenue and expenses have been eliminated.

Iron Horse contributed $13.1 million and $1.5 million to our revenue and pretax income, respectively, for 2017.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

The following unaudited pro forma information presents combined financial information as if Iron Horse had been acquired as of January 1, 2017:

Period	Revenue	Income before income tax
2017 Supplemental pro forma from January 1, 2017 to December 31, 2017 (Unaudited)	$145,974	$26,128

3. Specialty Rental Assets, Net

Specialty rental assets, net at December 31 consisted of the following:

	2018	2017
Specialty rental assets	$432,158	$315,524
Construction-in-process	18,356	3,607
Less: accumulated depreciation	(156,955)	(125,345)
Specialty rental assets, net	$293,559	$193,786

Included in specialty rental assets, net are certain assets under capital leases. The gross cost of specialty rental assets under capital leases was approximately $22.8 million as of December 31, 2018 and 2017, respectively. The accumulated depreciation related to specialty rental assets under capital leases totaled $8.2 million and $5.7 million as of December 31, 2018 and 2017, respectively. The depreciation expense of these assets is presented in depreciation of specialty rental assets in the combined statements of comprehensive income. The net book value of these assets was $14.6 million and $17.1 million as of December 31, 2018 and 2017, respectively. During the year ended December 31, 2017, the Companies sold specialty rental assets with a net book value of $0.9 million for $1.5 million, which resulted in a gain of $0.6 million being recognized in other income, net in the combined statements of comprehensive income.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

4. Other Property, Plant and Equipment, Net

Other property, plant, and equipment, net at December 31 consisted of the following:

	2018	2017
Land	$16,245	$5,025
Buildings and leasehold improvements	908	32
Machinery and office equipment	1,083	898
Software and other	1,667	327
	19,903	6,282
Less: accumulated depreciation	(1,021)	(679)
Total other property, plant and equipment, net	$18,882	$5,603

Depreciation expense related to other property and equipment was $0.3 million and $0.8 million for the years ended December 31, 2018 and 2017, respectively, and is included in other depreciation and amortization in the combined statements of comprehensive income. The 2018 land amount included in the above table includes approximately $7.6 million of land acquired as part of the Signor acquisition discussed in Note 2, which is currently not being used in the operations of the business. Management is evaluating future plans for this land with options to potentially sell the land, however, the land is not currently classified as held for sale as it is not expected to be sold within the next twelve months.

5. Loss on impairment

The following summarizes pre-tax impairment charges recorded during 2018 by segment, which are included in loss on impairment in our combined statements of comprehensive income (in thousands):

	The Permian Basin	The Bakken Basin	Government	All Other	Total
Year ended December 31, 2018	$696	$7,233	$—	$7,391	$15,320

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

During the fourth quarter of 2018, we decided to dispose of certain nonstrategic asset groups that were vacant or operating at a loss. Some of these asset groups will be disposed of by sale, but are not classified as held for sale, as it is not probable that these asset groups will be sold within twelve months from the balance sheet date. Additionally, we identified an indicator that another asset group in the Canadian oil sands may be impaired due to deteriorating market conditions (“All Other” category above). These asset groups are comprised of land, modular units, furniture and fixtures, and land improvements. We assessed the carrying value of these asset groups to determine if they continued to be recoverable based on their estimated future cash flows. Based on the assessment, the carrying value of these asset groups were determined to not be fully recoverable, and we proceeded to compare the estimated fair value of those assets to their respective carrying values. The fair value of asset groups expected to be sold was determined using the market approach, comparing the assets held to other similar assets that have recently transacted in the market as well as identifying a depreciated replacement cost for real property assets. The fair value of the other asset groups was determined based on a discounted cash flow analysis in accordance with the income approach whereby current cash flow projections demonstrate continued operating losses in the future. Accordingly, the value of the asset groups were written down to their estimated fair values resulting in a total loss on impairment for the year ended December 31, 2018 of $15.3 million compared to $0 in the prior year ended December 31, 2017.

Our estimates of fair value using market and income based approaches required us to use significant unobservable inputs, representative of Level 3 fair value measurements, including numerous assumptions with respect to future circumstances that might directly impact each of the relevant asset groups’ operations in the future. These assumptions considered a variety of industry and local market conditions.

6. Goodwill and Other Intangible Assets, net

As discussed further in Note 2, the Companies reflect the acquisition of Signor and Iron Horse in September 2018 and July 2017, respectively, resulting in the recognition of $26.1 million and $8.1 million of goodwill, respectively. In connection with the Signor and Iron Horse transactions, all goodwill was attributable to the Permian Basin business segment and reporting unit. There were no goodwill or intangible asset impairment losses recorded for the years ended December 31, 2018 and 2017, nor are there balances in accumulated impairment as of December 31, 2018 and 2017.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Intangible assets other than goodwill at December 31 consisted of the following:

	December 31, 2018
	Weighted average remaining lives	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible assets subject to amortization
Customer relationships	8.3	$127,920	$(16,937)	$110,983
Non-compete agreements	—	11,400	(11,400)	—
Total		139,320	(28,337)	110,983
Indefinite lived assets:
Tradenames		16,400	—	16,400
Total intangible assets other than goodwill		$155,720	$(28,337)	$127,383

	December 31, 2017
	Weighted average remaining lives	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible assets subject to amortization
Customer relationships	7.1	$31,695	$(10,046)	$21,649
Non-compete agreements	0.2	11,400	(11,115)	285
Total		43,095	(21,161)	21,934
Indefinite lived assets:
Tradenames		16,400	—	16,400
Total intangible assets other than goodwill		$59,495	$(21,161)	$38,334

The aggregate amortization expense for intangible assets subject to amortization was $7.2 million and $4.9 million for the years ended December 31, 2018 and 2017, respectively, and is included in other depreciation and amortization in the combined statements of comprehensive income.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

The estimated aggregate amortization expense at December 31, 2018 for each of the next five years and thereafter is as follows:

2019	$14,100
2020	14,100
2021	14,100
2022	12,746
2023	12,325
Thereafter	43,612
Total	$110,983

7. Accrued Liabilities

Accrued liabilities at December 31 consisted of the following:

	2018	2017
Accrued expenses	$9,104	$11,238
Employee accrued compensation expense	5,774	6,377
Other accrued liabilities	5,088	543
Accrued interest due affiliates	3,334	621
Total accrued liabilities	$23,300	$18,779

8. Notes Due from Affiliates

The Companies record interest income on notes due from affiliates based on the stated interest rate in the loan agreement. Interest income of $4.6 million and $7.9 million associated with notes due from affiliates is reflected in interest expense (income), net on the combined statements of comprehensive income for the years ended December 31, 2018 and 2017, respectively. The Companies do not charge, and therefore do not defer and amortize, loan origination costs on notes due from affiliates.

Current interest receivable of $0 and $0.5 million associated with these notes due from affiliates is included in prepaid expenses and other current assets in the combined balance sheets at December 31, 2018 and 2017, respectively.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

As discussed in Note 1, during 2017, certain notes due from affiliates and related accrued interest receivable amounts outstanding prior to the Restructuring of $172.3 million were settled in a non-cash transaction as part of the Restructuring.

The non-current portion of notes due from affiliates at the dates indicated below consisted of the following:

	Interest Rate	Year of Maturity	December 31, 2018	December 31, 2017
Notes due from affiliates	8.60%	2019	$—	$55,742

The notes between Holdings and related entities in the amount of $55.7 million included in the above table as of December 31, 2017 plus accrued interest of $5.0 million were collected in December of 2018. The proceeds were used to pay off certain notes due to affiliates as more fully discussed in Note 10.

9. Debt

Capital Lease and Other Financing Obligations

The Companies capital lease and financing obligations at December 31, 2018, primarily consisted of $1.7 million associated with an equipment financing arrangement, and $0.9 million of capital leases.

The $1.7 million related to the equipment financing agreement is payable monthly and matures in January 2019 and bears interest at 11.1%. Under this agreement, the Companies transferred title and ownership of certain lodging units, assigned a portion of future lease payments, and can repurchase the rental equipment for $1 in January 2019. This financing obligation was fully paid off in January 2019 (see Note 20).

The Companies entered into a capital lease for certain equipment with a lease term expiring in October 2019 and an effective interest rate of 7.43%. The Companies’ capital leases relating to commercial-use vehicles have interest rates ranging from 3.3% to 20.7% with lease terms that expire through November 2020.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

ABL Facility

The Companies participate as a co-borrower in a multicurrency asset-based revolving credit facility (the ABL Revolver). The borrowers participating in the agreement are affiliates of ASG (Borrowers). The ABL Revolver provides up to $400 million of available financing subject to a borrowing base, with a maximum U.S. facility amount of $150 million available to the Companies. The amount the Borrowers can draw on the ABL Revolver is subject to a defined formula of available assets, principally tangible assets calculated monthly and is secured by a first lien on these tangible assets which comprise substantially all rental equipment, property, plant and equipment and trade receivables of all Borrowers. The ABL Revolver has an aggregate availability block of $25 million shared among all the Borrowers. A borrowing base is calculated at the greater of $60 million and 15% of Line Cap as defined within the agreement. As of December 31, 2018, the Companies had $124.5 million available to be borrowed. The ABL Revolver also includes a financial covenant requiring a certain minimum quarterly latest twelve months EBITDA of the Borrowers on a consolidated basis. Borrowings under the ABL Revolver bear interest payable on the first day of each quarter for the preceding quarter at a variable rate based on LIBOR or another applicable regional bank rate plus a variable margin between 1.5% and 3%. Holdings is a guarantor of the obligation of the other borrowers under the credit facility.

The carrying value of debt outstanding at December 31 consisted of the following:

	2018	2017
Capital lease and other financing obligations	$2,460	$16,977
ABL Revolver	20,550	1,076
Total debt	23,010	18,053
Less: current maturities	(2,446)	(15,260)
Total long-term debt	$20,564	$2,793

Interest expense incurred on debt

Interest incurred and expensed on debt, including capital lease and other financing obligations, was approximately $2.6 million for the years ended December 31, 2018 and 2017, of which approximately $0.3 million and $0 was accrued as of December 31, 2018 and 2017, respectively. The interest expense is recognized in interest expense (income), net, in the combined statements of comprehensive income.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Future maturities

The aggregate annual principal maturities of debt and capital lease obligations for each of the next five years, based on contractual terms are listed in the table below. The ABL Revolver with original maturity dates in 2018 now extended to 2023 in connection with the refinancing completed in February 2018, has been classified as long term in the combined balance sheet.

The schedule of future maturities at December 31, 2018 consists of the following:

2019	2,446
2020	14
2021	—
2022	—
2023	20,550
Total	$23,010

10. Notes Due to Affiliates

The Companies record interest expense on notes due to affiliates based on the stated interest rate in the loan agreement. Interest expense of $20.7 million and $0.6 million associated with notes due to affiliates is reflected in interest expense (income), net on the combined statements of comprehensive income for the years ended December 31, 2018 and 2017, respectively.

As part of an intercompany debt restructuring, which occurred in December of 2018, Holdings collected cash for the repayment of 100% of its affiliate note receivables and related accrued interest (Note 8), which amounted to approximately $61 million. Additionally, as discussed in Note 11, the sole member of Holdings, contributed $217 million to Holdings on December 14, 2018. Total cash received for the above amounts as of December 14, 2018 totaled approximately $278 million. The cash was used to pay off all intercompany debt and related accrued interest owed by Holdings as of December 14, 2018, which amounted to approximately $278 million.

As discussed in Note 1, during 2017, certain notes due from affiliates and related accrued interest receivable amounts outstanding on Holdings books prior to the Restructuring of $171.7 million were settled in a non-cash transaction as part of the Restructuring. Additionally, as part of this Restructuring in 2017, Holdings originated additional notes of $221 million for the acquisition of Target and $13.5 million as part of the Restructuring, which were paid off in December 2018 as discussed above.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

In connection with the acquisition of Signor, a note in the amount of $108 million was originated in September of 2018 between Arrow and an affiliated entity. The note is due in 5 years and accrues interest at a rate of LIBOR plus a 4% margin plus a margin. Interest incurred and expensed associated with this note due to affiliate was approximately $3.3 million for the year ended December 31, 2018 and is included in accrued liabilities in the combined balance sheet at December 31, 2018.

Notes due to affiliates at December 31 consisted of the following:

Affiliate Lender	Interest Rate	Date of Maturity	December 31, 2018	December 31, 2017
Algeco Scotsman Global Finance Plc	8.75%	December 2024	$—	$221,000
Algeco Scotsman Global S.a.r.l.	8.60%	December 2018	$—	$13,500
Arrow Holdings S.a.r.l.	LIBOR+4%+Margin	September 2023	$108,047	$—

As previously discussed, the $221,000 and $13,500 of affiliate notes outstanding as of December 31, 2017 included in the above table, were fully paid off in December of 2018.

Future maturities

The aggregate annual principal maturities of notes due to affiliates for each of the next five years, based on contractual terms are listed in the table below:

The schedule of future maturities at December 31, 2018 consists of the following:

2019	$—
2020	—
2021	—
2022	—
2023	108,047
Total	$108,047

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

11. Equity

The following table sets forth the changes in equity for the years ended December 31, 2018 and 2017:

	2018	2017
Capital Contributions
Current taxes payable	$—	$2,835
Deferred taxes on intra-entity transfer	—	10,372
Corporate costs	—	1,020
Contribution of chard	—	4,116
Contributions to Parent	103,338	—
Contributions to Holdings	243,372	—
Total capital contributions (a)	$346,710	$18,343

Forgiveness of related party receivables and payables, net	$—	$(171,747)
Liability transfer from affiliate, net	—	(9,257)
Distribution to affiliate	(26,738)	(23,561)
Net contributions (distributions) to affiliates	$319,972	$(186,222)

(a) Total capital contributions in 2017 are non-cash financing activities

	2018	2017
Capital Contributions
Capital contributions from affiliates	$—	$125,593
Total capital contributions	$—	$125,593

Affiliate note payable incurred for Target acquisition	—	(221,000)
Cash paid for acquisition of Target	—	(5,640)
Net distributions upon Restructuring	$—	$(101,047)

AHS and affiliates contributed $103.3 million of cash during 2018 to Arrow, which was used by Bidco to partially fund the acquisition of Signor discussed in Note 2. This contribution is reflected in the above table as contributions to Arrow.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

As discussed in Note 10, the sole member of Holdings made a capital contribution of approximately $217 million in December of 2018, which was used to pay off the affiliate notes and related accrued interest discussed in Note 10. Additionally, during 2018, as discussed in Note 18, Holdings was repaid amounts and incurred charges from affiliates amounting to approximately $26.3 million. Such amounts were treated as contributions to Holdings. Also, during 2018, as discussed in Note 18, Holdings recharged affiliates for certain services performed and also paid debt on behalf of affiliates, which were both treated as capital distributions and totaled approximately $26.3 million. Holdings also paid amounts on behalf of affiliates in the amount of approximately $0.4 million, which was treated as a capital distribution.

As discussed in Note 1, during 2017, the Companies offset and extinguished notes with affiliates in a restructuring transaction under common control. Additionally, as part of the Restructuring, an affiliate note payable was incurred and cash was paid to an affiliate as part of the acquisition of net assets of Target and transaction costs were paid by the Companies on behalf of its affiliates, which is reflected in the above schedules as reductions of equity. The acquisition price paid by Holdings for Target was approximately $226.6 million in the form of cash of approximately $5.6 million (reported as a distribution to affiliate in the above table) and debt of $221 million (reported as an affiliate note payable in the above table).

The amount paid by Holdings exceeded the carrying amount of the net assets of Target by approximately $60.7 million. However, for accounting purposes, as Holdings was not formed until September 2017, Target is treated as a predecessor and therefore this transaction was reflected as the receipt by Target of the net assets of Holdings.

As discussed in Note 1, the combined statements of comprehensive income include allocations of corporate general and administrative expenses and income taxes related to the Companies’ operations that were included in the historical operating results of its parent.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

12. Income Taxes

The components of the provision for income taxes for the years ended December 31, 2018 and 2017, are comprised of the following:

	2018	2017
Domestic
Current	$891	$3,706
Deferred	10,864	21,880

Foreign
Deferred	—	(2)
Total income tax expense	$11,755	$25,584

Income tax results differed from the amount computed by applying the U.S. statutory income tax rate to income before income taxes for the following reasons for the years ended December 31:

	2018	2017

Statutory income tax expense	$3,109	$9,298
State tax expense	2,681	531
Effect of tax rates in foreign jurisdictions	(623)	219
Change in tax rate	—	12,064
Financing fees	—	2,608
Interest expense	—	(194)
Transaction Costs	1,288	355
Stewardship expense	2,397	—
Valuation allowances	2,801	752
Other	102	(49)
Reported income tax expense	$11,755	$25,584

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Deferred Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and carryforwards.Significant components of the Companies deferred tax assets and liabilities are as follows:

	2018	2017
Deferred tax assets
Deferred compensation	$177	$163
Deferred revenue	10,084	14,465
Intangible assets	7,420	5,826
Tax loss carryforwards	22,093	718
Rental equipment and other property, plant, and equipment	—	1,090
Accrueds	54	1,810
Interest	730	128
Other - net	162	58
Deferred tax assets gross	40,720	24,258
Valuation allowance	(3,572)	(1,025)
Net deferred income tax asset	37,148	23,233

Deferred tax liabilities
Rental equipment and other plant, property and equipment	(24,728)	—
Deferred tax liability	(24,728)	—
Net deferred income tax asset	$12,420	$23,233

Tax loss carryovers totaled $100.6 million at December 31, 2018. Approximately $3.4 million of these tax loss carryovers expire between 2024 and 2039. The remaining $97.2 million of tax loss carryovers do not expire. The availability of these tax losses to offset future income varies by jurisdiction. A valuation allowance has been established against the deferred tax assets to the extent it is not more likely than not they will be realized.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

	2018	Expiration	Valuation Allowance
United States	$98,478	$1,300 Expire in 2038. Remaining do not expire.	0%
Canada	1,775	2023-2039	100%
Mexico	355	2024-2029	100%
Total	$100,608

13. Fair Value

The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The Companies have assessed that the fair value of cash and cash equivalents, trade receivables, trade payables, other current liabilities, and other debt approximates their carrying amounts largely due to the short-term maturities or recent commencement of these instruments. The fair value of the ABL Revolver is primarily based upon observable market data, such as market interest rates, for similar debt. The fair value of notes due to and notes due from affiliates are based upon similarly publicly-traded instruments with a readily-available market value as a proxy.

The carrying amounts and fair values of financial assets and liabilities, all of which are Level 2, are as follows:

	December 31, 2018		December 31, 2017
Financial Assets (Liabilities) Not Measured at Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
ABL Revolver (See Note 9)	$(20,550)	$(20,550)	$(1,076)	$(1,076)
Notes due from affiliates (See Note 18)	638	638	55,742	55,742
Notes due to affiliates (see Note 10)	$(108,047)	$(108,047)	$(234,500)	$(234,500)

There were no transfers of financials instruments between the three levels of the fair value hierarchy during the years ended December 31, 2018 and 2017.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

14. Business Restructuring

The Companies incurred costs associated with restructuring plans designed to streamline operations and reduce costs of $8.6 million and $2.2 million (excluding the restructuring liability transferred from affiliate) during the years ended December 31, 2018 and 2017, respectively. The following is a summary of the activity in our restructuring accruals for the year ended December 31, 2018.

	Employee	Other	Total
	termination	restructuring	restructuring
	costs	costs	costs
Balance at December 31, 2016	$—	$—	$—
Restructuring liability transfer from affiliate	1,968	—	1,968
Charges during the period	1,368	812	2,180
Cash payments during the period	(941)	(812)	(1,753)
Balance at December 31, 2017	$2,395	$—	$2,395
Charges during the period	8,593	—	8,593
Cash payments during the period	(9,526)	—	(9,526)
Balance at December 31, 2018	$1,462	$—	$1,462

Approximately $2.5 million of the above restructuring costs in 2017 (inclusive of the restructuring liability transfer from affiliate, which was recorded as a distribution to affiliate) and all of the 2018 restructuring costs relate to the closure of the Baltimore, MD corporate office for Holdings which resulted in downsizing of corporate employees which consist of employee termination costs. As part of the corporate restructuring plans, certain employees were required to render future service in order to receive their termination benefits. The termination costs associated with these employees are recognized over the period from the date of communication to the employee to the actual date of termination.  The total amount expected to be incurred in connection with this restructuring is estimated to be approximately $11.2 million, of which, $11 million was incurred through December 31, 2018.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Approximately $1.7 million of restructuring costs for the year ended December 31, 2017 includes $0.8 million associated primarily with lease termination costs for the relocation of the Holdings corporate office from Boston, MA to Houston, TX and $0.9 million in employee termination costs related to this office relocation.

These restructuring costs pertain to corporate locations and do not impact the segments discussed in Note 19.

15. Involuntary Conversion

One of the Companies’ properties in North Dakota incurred flood damage in November of 2017. Specialty rental assets were written-down by $1.8 million as of December 31, 2017 related to the damaged portion of the property. As of December 31, 2018, and December 31, 2017, $3.5 million and $0 in insurance proceeds were received, respectively, with $0 and $1.8 million recognized as an insurance receivable and included within prepaid expenses and other assets in the combined balance sheets as of December 31, 2018 and December 31, 2017, respectively.  For the year ended December 31, 2018, the Companies recognized a gain on involuntary conversion associated with this event in the amount of approximately $1.7 million, which is measured as the difference between the net book value of the damaged portion of the property and the amount of insurance proceeds received through December 31, 2018. This $1.7 million gain is recognized within other income, net within the combined statements of comprehensive income.  The Companies have completed approximately $3.5 million in property rehabilitation as of December 31, 2018, recorded as construction-in-progress.

16. Commitments and Contingencies

Commitments

The Companies lease certain land, lodging units and real estate under non-cancellable operating leases, the terms of which vary and generally contain renewal options. Total rent expense under these leases is recognized ratably over the initial term of the lease. Any difference between the rent payment and the straight-line expense is recorded as a liability. Rent expense included in services costs in the combined statements of comprehensive income for cancelable and non-cancelable leases was $4.7 million and $8.2 million for the years ended December 31, 2018 and 2017, respectively. Rent expense included in the selling, general, and administrative expenses in the combined statements of comprehensive income for cancelable and non-cancelable leases was $0.6 million and $0.3 million for the years ended December 31, 2018 and 2017, respectively.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Future minimum lease payments at December 31, 2018, by year and in the aggregate, under non-cancelable operating leases are as follows:

2019	$1,794
2020	1,471
2021	1,146
2022	919
2023	680
Total	$6,010

Contingencies

The Companies are involved in various lawsuits or claims in the ordinary course of business. Management is of the opinion that there is no pending claim or lawsuit which, if adversely determined, would have a material impact on the financial condition of the Companies.

17. Rental Income

Certain arrangements contain a lease of lodging facilities (Lodges) to customers. During 2014, we entered into a lease for Lodges in Dilley, Texas. That lease was amended in 2016 and expires in 2021. During 2015, the Companies entered into a lease for Lodges in Mentone, Texas. That lease was amended in 2018 and expires in 2022. Rental income from these leases for 2018 and 2017 was $53.7 million and $58.8 million, respectively. Each Lodge is leased exclusively to one customer and is accounted for as an operating lease under the authoritative guidance for leases. Revenue related to these lease arrangements is reflected as specialty rental income in the combined statements of comprehensive income.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Scheduled future minimum lease payments to be received by the Companies as of December 31, 2018 for each of the next five years and thereafter is as follows:

2019	$46,005
2020	46,073
2021	38,090
2022	1,554
2023	—
Total	$131,722

18. Related Parties

The ultimate parent of the Companies is TDR.

Holdings had amounts due from affiliates in the amount of $0.7 million and $55.7 million as of December 31, 2018 and 2017, respectively. As discussed in Note 8, the notes due from affiliates as of December 31, 2017, including accrued interest, were fully collected in December of 2018 and the proceeds were used to pay off the notes due to affiliates mentioned below. As further described in Note 8, Holdings had notes due from affiliates including accrued interest that were settled in a non-cash transaction during 2017 as part of the Restructuring. The $0.6 million note due from affiliate as of December 31, 2018 represents financing costs and bonus amounts paid by Holdings on behalf of an affiliate during the fourth quarter of 2018.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Holdings had amounts due to affiliates in the amount of $0 and $234.5 million as of December 31, 2018 and 2017, respectively. As described in Note 10, the amounts between Holdings and affiliated entities were settled for cash during 2018. As further described in Note 10, the amounts due from affiliates prior to the Restructuring were settled in a non-cash transaction during 2017 as part of the Restructuring.

As more fully described in Note 1, on November 29, 2017, ASG completed the sale of William Scotsman International, Inc. (WSII) to an entity controlled by TDR. Prior to completing the sale, ASG conducted a carve-out transaction to carve-out the net assets related to Target and Chard from WSII and incorporated as a new division under Holdings; Chard became a wholly owned subsidiary of Target.

As more fully described in Note 2, on December 15, 2017, Holdings purchased Iron Horse from TDR.

As more fully described in Note 9, Holdings is a co-borrower and co-guarantor of the obligations of the other borrowers under the ABL credit facility. The other borrowers and guarantors are affiliates of TDR and include Holdings. The total amount outstanding under the ABL at December 31, 2018, was $151.9 million, which included the $20.6 million reported on the Companies combined balance sheets as of December 31, 2018.

Loans to officers were provided as retention payments and are earned and forgiven over a four-year period and charged to compensation expense on a straight-line basis as amounts are forgiven. The amounts due as of December 31, 2018 and 2017, respectively are included in the Notes due from officers in the combined balance sheets. Approximately $0.5 million and $3.5 million was loaned to officers during the years ended December 31, 2018 and 2017, respectively. During the years ended December 31, 2018 and 2017, approximately $1 million and $0 was paid, respectively. Compensation expense recognized for the years ended December 31, 2018 and 2017 totaled $0.8 and $0.6 million, respectively and are included in selling, general and administrative expense in the combined statement of comprehensive income.

Holdings is a guarantor of certain secured and unsecured notes payable of ASG. On February 15, 2018, ASG completed a refinancing of these secured and unsecured notes payable issuing new secured and unsecured notes totaling €750 million of secured notes payables and $825 million of secured and unsecured notes payable. The notes mature in 2023. Holdings remains a guarantor of these secured and unsecured notes payable. The amount of secured and unsecured notes payable outstanding at December 31, 2018 is $1.6 billion.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

Holdings leased modular buildings from an ASG affiliate to serve one of its customers. The rent expense related to the leasing of the modular buildings amounted to $0.3 million and $0.6 million for the years ended December 31, 2018 and 2017, and has been included as a cost of specialty rental in the combined statements of comprehensive income. In August 2018, Holdings purchased these leased buildings for $1.6 million.

In August 2018, Holdings paid interest on behalf of ASG in the amount of $21 million. ASG subsequently paid Holdings the amount in August 2018. These amounts have been captured as a distribution and contribution within the equity section of the combined balance sheet and the combined statement of changes in equity.

Holdings leased a building for its Boston corporate office from a former owner and executive who remains affiliated to Holdings. Holdings paid the former owner principal and interest payments of $0 and $0.1 million for the years ended December 31, 2018 and 2017, respectively, to occupy the building which was recorded under a capital lease. In August of 2017, Holdings paid a settlement amount of $0.7 million to terminate the lease early, which is recognized as a restructuring cost in the combined statement of comprehensive income for the year ended December 31, 2017.

On September 6, 2018, Arrow entered into a related party note with AHS for $108 million as more fully discussed in Note 10.

Holdings charges affiliates for services performed by its home office based on work performed for the benefit of the affiliate group.  These amounts consist of primarily compensation and benefits plus a mark-up associated primarily with corporate employees providing accounting, treasury, and IT services delivered to the affiliate groups being charged.  Such charges amounted to approximately $5.3 million and $0 for the years ended December 31, 2018 and 2017, respectively, and are included in other income, net in the accompanying combined statement of comprehensive income. This transaction between Holdings and its affiliates have been treated as distributions during 2018 within the combined statements of changes in equity.

As part of the financing arrangement between affiliates of ASG, during 2018, Holdings was charged $1.9 million of financing costs related to the extinguished affiliate notes discussed in Note 10 by an affiliate of ASG, which was recognized in the interest expense (income), net line on the combined statements of comprehensive income for the year ended December 31, 2018. In addition, in relation to the refinancing of the ABL facility in 2018, $3.4 million of deferred financing costs were charged to Holdings by an affiliate of ASG and capitalized by the Companies on the combined balance sheets and amortized in the amount of $0.6 million in the interest expense (income), net line on the combined statements of comprehensive income for the year ended December 31, 2018. These transactions between Holdings and its affiliates have been treated as contributions during 2018 within the combined statements of changes in equity.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

19. Business Segments

The Companies are organized primarily on the basis of geographic region and customer industry group and operate primarily in three reportable segments. These reportable segments are also operating segments. Resources are allocated, and performance is assessed by our CEO, whom we have determined to be our Chief Operating Decision Maker (CODM).

Our remaining operating segments have been combined and included in an “All Other” category.

The following is a brief description of our reportable segments and a description of business activities conducted by All Other.

Permian Basin — Segment operations consist primarily of specialty rental and vertically integrated hospitality services revenue from customers in the Oil and Gas industry located primarily in Texas and New Mexico.

Bakken Basin — Segment operations consist primarily of specialty rental and vertically integrated hospitality services revenue from customers in the Oil and Gas industry located primarily in North Dakota.

Government — Segment operations consist primarily of specialty rental and vertically integrated hospitality services revenue from Government customers located in Texas.

All Other — Segment operations consist primarily of revenue from the construction phase of the contract with TCPL discussed in Note 1 as well as specialty rental and vertically integrated hospitality services revenue from customers in the Oil and Gas industry located outside of the Permian and Bakken Basins.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies” for the Companies. The Companies evaluate performance of their segments and allocate resources to them based on revenue and adjusted gross profit. Adjusted gross profit for the CODM’s analysis includes the services and specialty rental costs in the financial statements and excludes depreciation and loss on impairment.

The table below presents information about reported segments for the years ended December 31:

2018

	The Permian Basin	The Bakken Basin	Government	All Other		Total
Revenue	$120,590	$25,813	$66,676	$27,521	(a)	$240,600
Adjusted gross profit	$73,795	$10,554	$47,437	$5,378		$137,164
Capital expenditures	$68,724	$6,375	$5,068	$1,388
Total assets	$234,368	$64,770	$43,994	$3,489		$346,621

2017

	The Permian Basin	The Bakken Basin	Government	All Other		Total
Revenue	$41,439	$22,351	$66,722	$3,723	(a)	$134,235
Adjusted gross profit	$18,175	$9,333	$48,613	$1,389		$77,510
Capital expenditures	$17,808	$460	$84	$—
Total assets	$66,783	$82,398	$47,602	$10,005		$206,788

(a)         Revenues from segments below the quantitative thresholds are attributable to three operating segments of the Companies and are reported in the “All Other” category previously described.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

A reconciliation of total segment adjusted gross profit to total combined income before income taxes for the years ended December 31, 2018 and 2017 is as follows:

	December 31, 2018	December 31, 2017
Total reportable segment gross profit	$131,786	$76,121
Other adjusted gross profit	5,378	1,389
Loss on impairment	(15,320)	—
Depreciation and amortization	(39,128)	(30,145)
Selling, general and administrative expenses	(41,340)	(24,337)
Restructuring costs	(8,593)	(2,180)
Currency gains (losses), net	(149)	91
Other income, net	8,275	519
Interest (expense) income, net	(24,198)	5,107
Combined income before income taxes	$16,711	$26,565

A reconciliation of total segment assets to total combined assets as of December 31, 2018 and 2017, is as follows:

	December 31, 2018	December 31, 2017
Total reportable segment assets	$343,132	$196,783
Other assets	3,489	10,005
Corporate assets	257	666
Other unallocated amounts	218,154	155,671
Combined assets	$565,032	$363,125

Other unallocated assets are not included in the measure of segment assets provided to or reviewed by the CODM for assessing performance and allocating resources, and as such, are not allocated. These unallocated assets consist of the following as reported in the combined balance sheets of the Companies as of the dates indicated below:

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

	December 31, 2018	December 31, 2017
Total current assets	$74,986	$36,071
Other intangible assets, net	127,383	38,334
Deferred tax asset	12,420	23,233
Deferred financing costs revolver, net	2,865	—
Notes due from affiliates	—	55,742
Notes due from officers	500	2,291
Total other unallocated amounts of assets	$218,154	$155,671

Revenues from the Companies’ Government segment are from one customer and represent approximately $66.7 million of the Companies’ combined revenues for the years ended December 31, 2018 and 2017, respectively.

Revenues from one customer of the Companies’ Permian Basin segment represented approximately $15.5 million of the Companies’ combined revenues for the year ended December 31, 2017. There were no single customers from the Permian Basin segment for the year ended December 31, 2018 that represented 10% or more of the Companies’ combined revenues. There were no transactions between reportable operating segments for the years ended December 31, 2018 and 2017, respectively.

20. Subsequent Events

In January 2019, agreements were executed between certain executives of the Companies and certain TDR affiliates that will result in additional compensation to these executives in the amount of $27 million should the business combination discussed in Note 1 be consummated. No amounts related to these agreements have been included in the financial statements as of December 31, 2018.

In January 2019, agreements were executed between certain executives of the Companies and certain TDR affiliates that will result in the loans with the officers discussed in Note 18 being forgiven upon consummation of the business combination discussed in Note 1. No amounts related to these agreements have been included in the financial statements as of December 31, 2018.

Algeco US Holdings LLC and Arrow Parent Corporation

Notes to Combined Financial Statements (continued)

(Amounts in Thousands, Unless Stated Otherwise)

December 31, 2018 and 2017

In January 2019, the equipment financing arrangement of $1.7 million discussed in Note 9 was fully paid.

On January 31, 2019, Target announced the renewal and expansion of four contracts as part of Target’s ongoing operations and integration of Signor. The contracts extend the duration of the existing contracts and expand the scope of services included. The extended and expanded contracts require additional room commitments across Target’s Permian Basin lodging network. Each contract adds a minimum of two years to the original term.

On February 20, 2019, in connection with the acquisition of Signor by Arrow and in accordance the Member Interest Purchase Agreement, an additional $1.2 million was paid to the sellers of Signor for changes within working capital during the closing period of the transaction. This amount was included in the Signor purchase price as discussed in Note 2.

On February 26, 2019, Target announced new contract awards to build a new community in the Permian Basin.

The Companies have evaluated subsequent events through the date of issuance of these financial statements, and determined that, other than those matters disclosed above, no subsequent events had occurred that would require recognition or disclosure in its combined financial statements as of and for the year ended December 31, 2018.